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                                                                    EXHIBIT 5.2

                               December 10, 1997

Southwest Royalties Holdings, Inc.
407 N. Big Spring
Midland, TX 79702

Southwest Royalties, Inc.
407 N. Big Spring
Midland, TX 79702

    Re:

Gentlemen:

  As you requested, we have addressed certain of the United States federal income tax consequences to Initial Purchasers of 10 1/2% Senior Notes due 2004 (the "Old Notes") issued by Southwest Royalties, Inc. and unconditionally guaranteed by Southwest Royalties Holdings, Inc. (collectively with Southwest Royalties Holdings, Inc., the "Company") being offered for exchange Notes pursuant to the Exchange Offer and described in the Registration Statement on Form S-4 dated December 10, 1997.

  Our opinion is limited to the United States federal income tax considerations set forth in the section entitled "Certain United States Income Tax Considerations" of the Registration Statement. Our opinion is based upon the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder, and judicial and administrative rulings now outstanding and is subject to challenge by the Internal Revenue Service with respect to the tax treatment of certain matters discussed therein. Our opinion is also based, with respect to certain factual matters, on disclosures made by the Company, in the Registration Statement, which have not been independently verified by us and which, if incorrect or incomplete, could change the tax consequences described in the Registration Statement.

  In our opinion, the discussion entitled "Certain United States Income Tax Considerations" contained in the Registration Statement fairly summarizes the material United States federal income tax consequences to Initial Purchasers who hold Exchange Notes pursuant to the Exchange Offer.

  Although subsequent legislation, administrative interpretations or judicial decisions, correction or amplification of present factual representations by the Company or changes in factual representations by the Company or changes in factual circumstances may render our opinion incorrect, we assume no responsibility for updating the opinion beyond the date of this letter.

  We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

                                          BAKER, DONELSON, BEARMAN & CALDWELL,
                                           P.C.